EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Aprea Therapeutics, Inc. for the registration of (i) 1,687,712 shares of common stock, par value $0.001 per share (the “Common Stock”), initially issued in a private placement on March 13, 2024 (the “Private Placement”), (ii) 507,076 shares of Common Stock underlying pre-funded warrants issued in the Private Placement, (iii) 1,097,394 shares of Common Stock underlying Tranche A common stock purchase warrants issued in the Private Placement, and (iv) 1,097,394 shares of Common Stock underlying Tranche B common stock purchase warrants issued in the Private Placement and to the incorporation by reference therein of our report dated March 30, 2023, with respect to the consolidated financial statements of Aprea Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

April 3, 2024